As filed with the Securities and Exchange Commission on May 21, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MATTEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-1567322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 Continental Boulevard

El Segundo, California 90245-5012

(Address of Principal Executive Offices) (Zip Code)

MATTEL, INC. AMENDED AND RESTATED

2010 EQUITY AND LONG-TERM COMPENSATION PLAN

(Full title of the plan)

Tiffani Zack Magri, Esq.

Vice President, Assistant General Counsel and Assistant Secretary

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245-5012

(Name and address of agent for service)

(310) 252-2000

(Telephone number, including area code, of agent for service)

Copy to:

Regina M. Schlatter, Esq.

Latham & Watkins LLP

650 Town Center Drive, Suite 2000

Costa Mesa, CA 92626

(714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” or a “smaller reporting company” in Rule 12-b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company.)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $1.00 per share	29,000,000	$26.43	$766,470,000.00	$89,063.81
Total	29,000,000			$89,063.81

(1)	The registrant has previously registered 54,636,782 shares of the registrant’s common stock (“Common Stock”) for issuance under the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan (the “2010 Plan”). This registration statement is registering the additional 29,000,000 shares of Common Stock approved by the registrant’s stockholders for issuance under the 2010 Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that become issuable under the 2010 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rules 457(c) and 457(h) of the Securities Act based on the average of the high and low sales price of Common Stock ($26.43), as reported on the Nasdaq Stock Market on May 14, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Mattel, Inc. (“Mattel” or the “Company”) is not filing with or including in this Form S-8 the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note

Mattel is filing this registration statement pursuant to General Instruction E of Form S-8 to register an additional 29,000,000 shares of the Company’s Common Stock which may be issued under the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan (the “2010 Plan”). These shares are additional securities of the same class as other securities issuable under the 2010 Plan for which a previous registration statement on Form S-8 (File No. 333-166759) was filed with the Commission on May 12, 2010 (the “Prior Registration Statement”). The information contained in the Prior Registration Statement is incorporated herein by reference, except for the information presented below in Part II, Item 3. Incorporation of Documents by Reference, Item 5. Interests of Named Experts and Counsel and Item 8. Exhibits.

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this registration statement:

(a)	Mattel’s Annual Report on Form 10-K for the year ended December 31, 2014;

(b)	Mattel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

(c)	Mattel’s Current Reports on Form 8-K filed on March 16, 2015, April 2, 2015, May 4, 2015 and May 15, 2015 and on Form 8-K/A filed on March 26, 2015 and April 14, 2015; and

(d)	The description of Mattel’s Common Stock contained in Mattel’s Registration Statement on Form 8-A filed on September 24, 2009.

All documents filed by Mattel pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold are incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02, 7.01 and 9.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock registered hereby has been passed upon for Mattel by Tiffani Zack Magri, Esq., Vice President, Assistant General Counsel and Assistant Secretary of Mattel. Ms. Zack Magri has participated in the Company’s equity and long-term compensation plans and is eligible to participate in the 2010 Plan.

Item 8. Exhibits.

See Index to Exhibits on page 6.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on May 21, 2015.

MATTEL, INC., a Delaware corporation

By:	/s/ Kevin M. Farr
	Name:	Kevin M. Farr
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this registration statement hereby constitutes and appoints Christopher A. Sinclair, Robert Normile and Tiffani Zack Magri, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments to this registration statement to which this power of attorney is attached, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as they might and could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Christopher A. Sinclair Christopher A. Sinclair	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	May 21, 2015

/s/ Kevin M. Farr Kevin M. Farr	Chief Financial Officer (principal financial officer)	May 21, 2015

Signature	Title	Date

/s/ Joseph B. Johnson Joseph B. Johnson	Senior Vice President and Corporate Controller (principal accounting officer)	May 21, 2015

/s/ Michael J. Dolan Michael J. Dolan	Director	May 21, 2015

/s/ Trevor A. Edwards Trevor A. Edwards	Director	May 21, 2015

/s/ Dr. Frances D. Fergusson Dr. Frances D. Fergusson	Director	May 21, 2015

/s/ Ann Lewnes Ann Lewnes	Director	May 21, 2015

/s/ Dominic Ng Dominic Ng	Director	May 21, 2015

/s/ Vasant M. Prabhu Vasant M. Prabhu	Director	May 21, 2015

/s/ Dean A. Scarborough Dean A. Scarborough	Director	May 21, 2015

/s/ Dirk Van de Put Dirk Van de Put	Director	May 21, 2015

/s/ Kathy White Loyd Kathy White Loyd	Director	May 21, 2015

INDEX TO EXHIBITS

Incorporated by Reference
Sequentially Numbered Exhibit	Description	Form	File No.	Exhibit(s)	Filing Date

4.1	Specimen Stock Certificate with respect to Mattel’s Common Stock	10-Q	001-05647	4.0	August 3, 2007

+5.1	Opinion of Tiffani Zack Magri, Esq.

+23.1	Consent of PricewaterhouseCoopers LLP

+23.2	Consent of Tiffani Zack Magri, Esq. (included in Exhibit 5.1)

+24.1	Power of Attorney with respect to Mattel (included in signature pages)

99.1	Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan	DEF 14A	001-05647	Appendix A	April 9, 2015

+	Filed herewith.